Exhibit 99.1

CONTACT: Jim Kosowski
304-234-2440

RELEASE DATE: August 9, 2004

FOR IMMEDIATE RELEASE

WHEELING PITTSBURGH CORPORATION ANNOUNCES
2004 SECOND QUARTER RESULTS

     WHEELING, WV, August 9, 2004 – Wheeling Pittsburgh Corporation (NASDAQ: WPSC), the holding company of Wheeling Pittsburgh Steel Corporation, today reported its financial results for the quarter ended June 30, 2004.

     The Company reported operating income of $39.4 million in the second quarter of 2004, which represents a significant improvement over the operating loss of $4.5 million reported for the first quarter of 2004. Based on net income of $27.1 million in the second quarter, the Company reported earnings per share for the second quarter of $2.85 per basic share and $2.79 per diluted share, as compared to a loss of $6.6 million or $0.70 per basic and diluted share in the first quarter. Net sales for the quarter totaled $356.1 million on shipments of 548,474 tons of steel products, as compared to net sales of $274.2 million on shipments of 538,701 tons of steel products shipped in the previous quarter.

     The average selling price for steel shipped during the second quarter was $649 per ton vs. $509 in the first quarter. Cost of goods sold per ton averaged $534 for the second quarter, up from the $475 per ton reported in the first quarter of 2004. Cost of sales benefited from a $2.8 million insurance recovery. Depreciation and selling, general and administrative expenses totaled $7.5 million and $16.3 million, respectively, for the second quarter as compared to $7.7 million and $14.9 million, respectively, for the previous quarter. Interest expense declined to $5.1 million versus $5.2 million for the previous quarter.

     “The Company’s operating income of $39.4 million, reflects continued strong pricing throughout the period,” said James G. Bradley, Chairman, President and CEO of Wheeling Pittsburgh Steel. “In addition, surcharges on our products are offsetting high raw material costs.”

     Bradley added, “As a result of continued high demand, we expect pricing to continue to strengthen in the third quarter over the second. While we expect that costs will rise as well, we do not expect that rise to be of the same magnitude. With the continued strength in both pricing and demand, we look forward to what we believe will be an advantageous environment for the balance of 2004.”

— MORE —

Wheeling Pittsburgh Corporation Second Quarter Results

     Management will conduct a live call today at 11:00 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 1-800-257-2101. International callers may access the call by dialing 1-303-262-2193. A replay of the call will be available until August 23, 2004 by dialing 1-800-405-2236, domestic, or, 1-303-590-3000, international, and using pass code 571153. The call can also be accessed via the Internet live or as a replay through http://www.fulldisclosure.com.

     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the difficulties involved in constructing an electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.

About Wheeling Pittsburgh:

     Wheeling Pittsburgh is an integrated steel company engaged in the making, processing and fabrication of steel and steel products. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

     The Company emerged from bankruptcy pursuant to a plan of reorganization that became effective on August 1, 2003. Accordingly, for accounting purposes, unaudited consolidated financial statements for periods after August 1, 2003 related to a new reporting entity (the “Reorganized Company”) and comparisons to prior period performance in many respects are not directly comparable to prior periods of the old reporting entity (the “Predecessor Company”). Among other changes, there have been substantial reductions in employment levels, changes in employee and retiree benefits, and the revaluation of assets and liabilities. A black line has been shown on the financial statements to separate current results from pre-reorganization information since they are not prepared on a comparable basis. Comparisons noted are made on a sequential basis.

     The Company’s consolidated statements of operations and balance sheet are attached.

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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except per share amounts)

	Reorganized Company		Predecessor Company
	Quarter	Six Months	Quarter	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2004	2003	2003

Tons shipped	548,474	1,087,175	567,643	1,116,500

Revenues
Net sales, including sales to affiliates of $96,865, $162,206, $73,636 and $141,180	$356,121	$630,327	$250,469	$489,141

Cost and expenses
Cost of products sold, excluding depreciation and amortization expense, including cost of products sold to affiliates of $68,824, $121,103, $64,640 and $123,177	292,820	548,889	239,702	486,955
Depreciation and amortization expense	7,512	15,201	16,349	33,794
Selling, administrative and general expense	16,349	31,295	11,394	25,258
Reorganization and professional fee expense	—	—	2,845	6,145

Total costs and expenses	316,681	595,385	270,290	552,152

Operating income (loss)	39,440	34,942	(19,821)	(63,011)
Reorganization income	—	—	169	160
Interest expense on debt	(5,058)	(10,277)	(4,072)	(7,723)
Other income	4,653	7,665	1,612	2,846

Income (loss) before income taxes	39,035	32,330	(22,112)	(67,728)
Income tax provision (benefit)	11,977	11,898	(638)	(629)

Net income (loss)	$27,058	$20,432	$(21,474)	$(67,099)

Earnings per share
Basic	$2.85	$2.15	*	*
Diluted	$2.79	$2.11	*	*
Weighted average shares (in thousands):
Basic	9,500	9,500	*	*
Diluted	9,684	9,691	*	*

*	Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,068	$4,767
Trade receivables, less allowance for doubtful accounts of $2,653, and $2,061	150,424	104,025
Inventories	135,711	146,895
Prepaid expenses and deferred charges	10,501	11,583

Total current assets	299,704	267,270
Investment in affiliated companies	45,855	42,857
Property, plant and equipment, less accumulated depreciation of $24,802 and $10,051	433,207	387,765
Deferred income tax benefits	23,358	23,170
Restricted cash	46,996	87,138
Goodwill	18,291	30,000
Other intangible assets, less accumulated amortization of $871 and $423	8,628	9,076
Deferred charges and other assets	18,680	21,610

Total assets	$894,719	$868,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$80,921	$76,108
Short-term debt	78,098	79,251
Payroll and employee benefits payable	51,459	57,862
Accrued federal, state and local taxes	12,829	10,744
Deferred income tax liabilities	23,170	23,170
Accrued interest and other liabilities	4,979	9,672
Long-term debt due in one year	20,122	2,698

Total current liabilities	271,578	259,505
Long-term debt	323,722	340,696
Other employee benefit liabilities	152,563	142,433
Other liabilities	20,558	21,639

Total liabilities	768,421	764,273

STOCKHOLDERS’ EQUITY
Common stock — $.01 Par value; 10 million shares issued and outstanding	100	100
Additional paid-in capital	149,904	149,901
Accumulated deficit	(18,498)	(38,930)
Deferred compensation	(5,208)	(6,458)

Total stockholders’ equity	126,298	104,613

Total liabilities and stockholders’ equity	$894,719	$868,886